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Exhibit 5.1

July 21, 2022

Loop Media, Inc.

700 N. Central Ave., Suite 430

Glendale, CA 91203

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for Loop Media, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-1 (File No. 333-262416) (as amended, the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”) in connection with the offering of (i) up to $12,000,000 of shares (the “Offered Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), (ii) up to $1,800,000 of shares (the “Option Shares”) of the Company’s Common Stock to be sold upon exercise of the option granted to the underwriter and (iii) Warrants, as hereinafter defined, to purchase up to an amount equal to 8% of the shares sold in this offering, with an exercise price equal to 120% of the public offering price per share (the “Warrant Shares”) of the Company’s Common Stock pursuant to the terms of the Underwriting Agreement, as hereinafter defined.

We have examined originals or copies of each of the documents listed below:

1.The Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.The form of Underwriting Agreement between Roth Capital Partners, LLC (the “Underwriter”) and the Company (the “Underwriting Agreement”);

4.The form of the warrants described in the Registration Statement (the “Warrants”);

5.Resolutions of the Board of Directors of the Company relating to the registration and issuance of the Offered Shares, the Option Shares, the Warrants and the Warrant Shares, as certified by an officer of the Company as of the date hereof; and

July 21, 2022

6.The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We assume that prior to issuance of the Shares and the Warrants the Board of Directors shall have approved the form and terms of the Underwriting Agreement and the Company and the Underwriter shall have entered into the Underwriting Agreement. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Offered Shares, the Option Shares and the Warrant Shares.

1.Issuance of the Offered Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Offered Shares will be validly issued, fully paid and nonassessable.

2.Issuance of the Option Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Option Shares will be validly issued, fully paid and nonassessable

3.Issuance of the Warrants has been duly authorized by the Company and, when issued and in accordance with the terms of the Underwriting Agreement, the Warrants will be validly issued.

4.Issuance of the Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this

July 21, 2022

opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ FENNEMORE CRAIG, P.C.

FENNEMORE CRAIG, P.C.

CDOL/cete